Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 28, 2008, accompanying the Statement of Combined Revenues and Direct Operating Expenses of the Oil and Gas Properties Purchased from Juneau Exploration, L.P. and Olympic Energy Partners LLC included in the Current Report of Contango Oil & Gas Company on Form 8-K/A, as amended, filed on April 29, 2008. We hereby consent to the incorporation by reference of said report in the Registration Statements of Contango Oil & Gas Company on Forms S-3 (File No. 333-113042, effective March 18, 2004; File No. 333-115901, effective June 15, 2004; File 333-127096, effective October 26, 2005; and File No. 333-144459, effective September 12, 2007).

/s/ GRANT THORNTON LLP

Houston, Texas

April 28, 2008